SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8/A

POST-EFFECTIVE AMENDMENT

TO

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

ENDO PHARMACEUTICALS SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3047911
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, MA 02421

(781) 861-8444

(Address and Telephone Number of Principal Executive Offices) (Zip Code)

Indevus Pharmaceuticals, Inc. 1989 Stock Option Plan

Indevus Pharmaceuticals, Inc. 1994 Long Term Incentive Plan

Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan

Indevus Pharmaceuticals, Inc. 1997 Equity Incentive Plan

Indevus Pharmaceuticals, Inc. 1998 Employee Stock Option Plan

Indevus Pharmaceuticals, Inc. 2000 Stock Option Plan

Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan

(Full Title of the Plans)

Glenn L. Cooper, M.D., President, Chief Executive Officer and Chairman

33 Hayden Avenue

Lexington, MA 02421

(Name and Address of Agent For Service)

(781) 861-8444

(Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES

On March 23, 2009, pursuant to the Agreement and Plan of Merger dated as of January 5, 2009, by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), BTB Purchaser Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Indevus Pharmaceuticals, Inc., a Delaware corporation (now known as Endo Pharmaceuticals Solutions Inc.) (the “Company”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”) and all outstanding shares of common stock, par value $0.001 per share (“Common Stock”) of the Company were converted into the right to receive $4.50 per share in cash and certain additional contingent cash payments. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Company’s Registration Statements on Form S-8 (File Nos. 333-148523, 333-146487, 333-137848, 333-127987, 333-115921, 333-104095, 333-104094, 333-40572, 333-48911, 333-40315, 333-24969, 033-94736, 033-76652, 033-58742 and 033-45524) (collectively, the “Registration Statements”). In accordance with an undertaking made by the Company in its Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statements which remained unsold as of the effective time of the Merger.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts on this 23rd day of March, 2009.

ENDO PHARMACEUTICALS SOLUTIONS INC. (FORMERLY KNOWN AS INDEVUS PHARMACEUTICALS, INC.)

By:	/s/ DAVID P. HOLVECK
David P. Holveck Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DAVID P. HOLVECK David P. Holveck	Director	March 23, 2009

/s/ NANCY J. WYSENSKI Nancy J. Wysenski	Director	March 23, 2009

/s/ IVAN GERGEL, M.D. Ivan Gergel, M.D.	Director	March 23, 2009